Exhibit 2.1
AMENDMENT NO. 2
TO
AGREEMENT AND PLAN OF MERGER
     This Amendment No. 2 (the “Second Amendment”), dated as of May 17, 2007, to the Agreement and Plan of Merger, dated as of November 16, 2006, as amended on April 18, 2007 (as amended, the “Agreement”), by and among BT Triple Crown Merger Co., Inc., a Delaware corporation (“Mergerco”), B Triple Crown Finco, LLC, a Delaware limited liability company, T Triple Crown Finco, LLC, a Delaware limited liability company (together with B Triple Crown Finco, LLC, the “Parents”), BT Triple Crown Capital Holdings III, Inc. a Delaware corporation (“New Holdco”) and Clear Channel Communications, Inc., a Texas corporation (the “Company”).
RECITALS
     WHEREAS, Section 8.03 of the Agreement permits the parties, by action by or on behalf of their respective board of directors, to amend the Agreement by an instrument in writing signed on behalf of each of parties; and
     WHEREAS, in furtherance of the recapitalization of the Company by Mergerco, the parties have agreed to certain revised terms and conditions, including a provision which allows each holder of a Public Share (as defined below) to elect to receive cash or stock (subject to certain restrictions set forth below) as consideration for the Merger;
     WHEREAS, the Affiliated Holders (as defined below) have entered into agreements with the Parents pursuant to which they have agreed to elect the Cash Consideration (as defined below), except in the case of Rollover Shares;
     WHEREAS, the parties hereto desire to amend the Agreement as provided herein.
STATEMENT OF AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I.
DEFINITIONS
     SECTION 1.01. Definitions; References. Unless otherwise specifically defined herein, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Agreement. Each reference to “hereof,” “hereunder,” “hereby,” and “this Agreement” shall, from and after the date of this Second Amendment, refer to the Agreement, as amended by this Second Amendment. Each reference herein to “the date of this Second

Amendment” shall refer to the date set forth above, each reference to the “the date of the First Amendment” shall mean April 18, 2007, and each reference to the “date of this Agreement” or similar references shall refer to November 16, 2006.
ARTICLE II.
AMENDMENT TO AGREEMENT
     SECTION 2.01. Addition of a New Party. New Holdco shall be added as a party to the Agreement.
     SECTION 2.02. Amendment to Third Whereas Clause. The third whereas clause shall be amended by adding a reference to “, New Holdco” after the reference to “Parents”.
     SECTION 2.03. Amendment to Section 2.02. Section 2.02 shall be amended by replacing the phrase “neither the Parents nor Mergerco” with “none of the Parents, New Holdco or Mergerco”.
     SECTION 2.04. Amendment to Article III of the Agreement. Article III of the Agreement shall be deleted and replaced in its entirety with the following:
          “Section 3.01 Effect on Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Mergerco or the holders of any securities of the Company:
          (a) Cancellation of Company Securities. Each share of the Company’s common stock, par value $0.10 per share (the “Company Common Stock”), held by the Company as treasury stock or held by Mergerco or New Holdco immediately prior to the Effective Time shall automatically be cancelled, retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.
          (b) Conversion of Company Securities.
               (i) Except as otherwise provided in this Agreement, each Public Share issued and outstanding immediately prior to the Effective Time shall, subject to Section 3.01(c) and Section 3.01(g), be cancelled and converted into the right to receive either (A) an amount equal to $39.20 in cash without interest, plus the Additional Per Share Consideration, if any (the “Cash Consideration”) or (B) one validly issued, fully paid and non assessable share of the New Holdco Common Stock valued at $39.20 per share based on the cash purchase price to be paid by investors that buy New Holdco Common Stock for cash in connection with the Closing, plus the Additional Per Share Consideration, if any, payable in cash (the “Stock Consideration”). The Cash Consideration or Stock Consideration, as applicable shall be referred to herein as the “Merger Consideration”, which when used herein shall be deemed to include cash in lieu of the fractional shares of New Holdco Common Stock pursuant to Section 3.01(j); and
               (ii) Pursuant to separate agreements entered into between the Parents and each Affiliated Holder as of the date hereof, each of the Affiliated Holders has agreed, as part of the Merger, to convert each Public Share held by it, or issuable upon exercise of

Company Options and each Restricted Share held by it, immediately prior to the Effective Time (other than Rollover Shares) into the Cash Consideration.
               (c) Election Procedures. (i) Each Person who is a record holder of Public Share(s) on the Election Form Record Date (as defined below) (including each Person other than an Affiliated Holder who is a record owner of Restricted Shares) and each Person who has made an Irrevocable Option Election (as defined below) shall be entitled to make an election (the “Elections”), with respect to each Public Share held by it as of such time, to receive the Cash Consideration (a “Cash Election”) or with respect to each Public Share or Net Electing Option Share held by it as of such time, to receive the Stock Consideration (a “Stock Election”) (each Public Share or Net Electing Option Share for which a valid Stock Election has been made is hereinafter referred to as a “Stock Election Share”). All such Elections shall be made on a form (a “Form of Election”) in compliance with the terms of this Section 3.01(c) and Section 3.01(d). Each holder of record and, if not otherwise a holder of record, each holder of Net Electing Option Shares, shall submit only one Form of Election except that holders of record of Public Share(s) who hold such Public Share(s) as nominees, trustees or in other representative capacities (each, a “Shares Representative”) may submit a separate Form of Election on or before the Election Deadline with respect to each beneficial owner for whom such Shares Representative holds Public Share(s); provided that such Shares Representative certifies that such Form of Election covers all of the Public Share(s) held by such Shares Representative for such beneficial owner whose Public Share(s) are covered by such Form of Election. For purposes hereof, a holder of Public Shares or Net Electing Option Shares who does not make a valid Election prior to the Election Deadline, including but not limited to any failure to return the Form of Election to the Paying Agent prior to the Election Deadline, any revocation of a Form of Election, or any failure to properly complete the Form of Election, each in accordance with the procedures set forth in this Section 3.01 shall be deemed (i) to have elected to receive the Cash Consideration for each such Public Share and (ii) not to have made a Stock Election with respect to each such Net Electing Option Share (such that the Company Option(s) related to each such Net Electing Option Share will be treated in accordance with Section 3.03(a)(i)). New Holdco may, in its sole discretion reject all or any part of a Stock Election made by (i) a Non-U.S. Person if New Holdco determines that such rejection would be reasonable in light of the requirements of Article VIII, Section 6 of the Company’s by-laws or Article X of New Holdco’s certificate of incorporation, or that such rejection is otherwise advisable to facilitate compliance with FCC restrictions on foreign ownership, or (ii) made in contravention of an agreement entered into pursuant to Section 3.01(b)(ii). In the event that a Stock Election or portion of a Stock Election is rejected pursuant to the preceding sentence, then such a Stock Election or portion of a Stock Election shall be deemed of no force and effect and the record holder making such Stock Election shall for purposes hereof be (i) deemed to have made a Cash Election for each Public Share that is subject to such a rejected Stock Election or portion of a Stock Election and (ii) shall be deemed not to have made a Stock Election for each Net Electing Option Share that is subject to such a rejected Stock Election (such that the Company Option(s) related to each such share will be treated in accordance with Section 3.03(a)(i)).

               (ii) Each Person (other than an Affiliated Holder) who is a holder of a Company Option on the Election Form Record Date shall be entitled to submit a Form of Election specifying the number of Company Options held by such holder, if any, that such Person irrevocably commits to exercise (subject to any requirements with respect to method of exercise imposed by the Company in order to facilitate the implementation of this Section 3.01 and Section 3.03) immediately prior to the Effective Time (an “Irrevocable Option Election”). All such Irrevocable Option Elections shall be made on a Form of Election. Any such holder who fails properly to submit a Form of Election with respect to Company Options on or before the Election Deadline in accordance with the procedures set forth in this Section 3.01(c) shall be deemed to have failed to make an Irrevocable Option Election and all of such holder’s Company Stock Options that are not covered by a valid Irrevocable Option Election shall be treated in accordance with Section 3.03(a)(i). The aggregate number of shares of Company Common Stock subject to an Irrevocable Option Election made pursuant to this Section 3.01(c)(ii) is referred to as the “Gross Electing Option Shares”, and the “Net Electing Option Shares” shall mean the aggregate number of shares of Company Common Stock that would be issued in the event the Company Options covering the Gross Electing Option Shares were exercised on a net share basis (i.e., paying the exercise price of the Company Options using the value of the shares of Company Common Stock underlying such Company Options) at a price equal to the Cash Consideration taking into account the exercise price and any required tax withholding. For the avoidance of doubt, all holders of Net Electing Option Shares must make a Stock Election pursuant to Section 3.01(c) in order to be eligible to receive the Stock Consideration.
          (d) Mailing of Form of Election; Election Deadline, Shareholder Notification. Mergerco and New Holdco shall prepare and direct the Paying Agent to mail a Form of Election, which form shall (i) include a Letter of Transmittal and (ii) be subject to the reasonable approval of the Company, with the Proxy Statement/Prospectus to the record holders of Public Share(s) and Company Options as of the record date for the Shareholders’ Meeting (the “Election Form Record Date”) (by posting the Form of Election and related materials on the Company’s website or otherwise). To be effective, a Form of Election must be properly completed and signed by a record owner of Public Shares or Company Options, as the case may be and received by the Paying Agent at its designated office, by 5:00 p.m. New York City time on the business day immediately preceding the Shareholders’ Meeting (the “Election Deadline”). If the shareholders approve the Merger, the Paying Agent will coordinate with Mergerco, New Holdco and the Company to perform the proration and cutback calculations set forth in Section 3.01(g) and related acceptance and rejection of Elections as provided in Section 3.01(c) promptly after the Shareholders’ Meeting and notify each Public Holder and holder of a Net Electing Option Share whose Form of Election included a Stock Election of the number of Final Stock Election Shares (as defined below) covered by such Form of Election that have been accepted (the “Final Stock Election Notice”). Within 30 days of receipt of the Final Stock Election Notice accompanied by a Letter of Transmittal, such holder shall deliver a Letter of Transmittal with respect to the Final Stock Election Shares and the Company Options together with the Final Stock Election Shares and/or Company Options to which such Final Stock Election Notice relates in accordance with the instructions and subject to the terms and conditions of the Letter of Transmittal accompanying such notice, including but not limited to (i) for Public Shares held as physical certificates and for Company Options, the certificates for such Public Shares or Company Options, as applicable, a Letter of Transmittal properly completed and duly executed, any required signature guarantees and any other required documents; and (ii) for Book Entry

Shares either a Letter of Transmittal, properly completed and duly executed, and any required signature guarantees, or a message, transmitted by the official book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the holder tendering the Public Share that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Parents may enforce such agreement against the holder; or (iii) for Certificates or Book Entry Shares, such form of “guaranteed delivery” that is acceptable to the Paying Agent as described in the instructions to the Letter of Transmittal. The Company will hold the Final Stock Election Shares (as defined below), the Company Options delivered in accordance with this Section 3.01(d) and the Letters of Transmittals relating thereto until the earlier of termination of this Agreement or the Effective Time. Any Public Holder or holder of Company Options that does not deliver a Letter of Transmittal and Final Stock Election Shares or Company Options within 30 days of receipt of the Final Stock Election Notice shall be deemed to have elected to (i) receive the Cash Consideration for each Final Stock Election Share that is not so delivered and/or (ii) have each Company Option that is not so delivered treated in accordance with Section 3.03(a)(i) and (iii) the Stock Election or portion of the Stock Election relating to such Final Stock Election Shares shall be rejected. In the event that a Stock Election or portion of a Stock Election is rejected pursuant to the preceding sentence, then such a Stock Election or portion of a Stock Election shall be deemed of no force and effect and the record holder making such Stock Election shall for purposes hereof be (i) deemed to have made a Cash Election for each Public Share that is subject to such a rejected Stock Election or such rejected portion of a rejected Stock Election and (ii) shall be deemed not to have made a Stock Election for such Net Electing Option Share that is subject to such a rejected Stock Election or such rejected portion of a rejected Stock Election (such that the Company Option(s) related to each such share will be treated in accordance with Section 3.03(a)(i)).
          (e) Ability to Revoke Stock Elections. All Stock Elections and Irrevocable Option Elections may be revoked by the holder at any time prior to the Election Deadline. From and after the Election Deadline, all Stock Elections and Irrevocable Option Elections shall be irrevocable. All Stock Elections and Irrevocable Option Elections shall automatically be revoked if the Paying Agent is notified in writing by Parents and the Company that the Merger has been abandoned and this Agreement has been terminated. If an Election or Irrevocable Option Election is revoked due to termination of this Agreement, the certificate or certificates (or guarantees of delivery, as appropriate), if any, for the Final Stock Election Shares or Company Options, as applicable, to which such Form of Election relates shall be promptly returned without charge to the stockholders and option holders submitting the same to the Paying Agent.
          (f) Determination of Paying Agent Binding. The determination of the Paying Agent shall be binding as to whether Forms of Election have been properly made pursuant to Section 3.01(c) and Section 3.01(d) with respect to Public Share(s) of Company Common Stock and Company Options and when Elections and Irrevocable Option Elections were received by it. If the Paying Agent determines that any Form of Election was not properly made with respect to any Public Share(s) or Company Options, such shares shall be treated by the Paying Agent as shares of Company Common Stock or Company Options, as the case may be, for which a Cash Election was made and such shares of Company Common Stock shall be exchanged in the Merger for the Cash Consideration pursuant to Section 3.01(b) and such Company Options for which an Irrevocable Option Election was made will be treated in accordance with Section

3.03(a)(i). None of the Company, Parents nor the Paying Agent shall be under any obligation to notify any person of any defect in a Form of Election submitted to the Paying Agent. The Paying Agent shall also make all computations as to the allocation and the proration contemplated by Section 3.01(g), and any such computation shall be conclusive and binding on the holders of Public Share(s) and Company Options absent manifest error. The Paying Agent may, with the mutual agreement of Parents and the Company, make such rules as are consistent with this Section 3.01 for the implementation of the Elections and Irrevocable Option Elections provided for herein as shall be necessary or desirable fully to effect such elections.
          (g) Proration and Individual Cutbacks. Notwithstanding anything in this Agreement to the contrary, (x) the maximum aggregate number of Public Shares and Net Electing Option Shares to be converted into the right to receive New Holdco Common Stock at the Effective Time pursuant to Stock Elections shall not exceed 30,612,245 (the “Maximum Stock Election Number”) and (y) the parties will use reasonable efforts to ensure that, upon consummation of the Merger, no holder of Public Shares and/or Net Electing Option Shares will receive shares of New Holdco Common Stock pursuant to a single Form of Election which represent more than 9.9% of the New Holdco Common Stock outstanding as of the Effective Time (the “Individual Cap”). The Stock Election Shares shall be converted into the right to receive New Holdco Common Stock or to receive Cash Consideration, each in accordance with the terms of Section 3.01(b), in the following manner:
               (i) No Proration. If the total number of Stock Election Shares is equal to or less than the Maximum Stock Election Number then, subject to Section 3.01(g)(iii), all such Stock Election Shares, shall be converted into the right to receive the Stock Consideration from New Holdco in accordance with the terms of Section 3.01(b) and Section 3.01(c).
               (ii) Proration. If the total number of Stock Election Shares exceeds the Maximum Stock Election Number then, the Stock Election Shares shall be converted into the right to receive the Stock Consideration from New Holdco or the Cash Consideration from the Surviving Corporation, each in accordance with the terms of Section 3.01(b), in the following manner:
                    (A) A proration factor (the “Proration Factor”) shall be determined by dividing the Maximum Stock Election Number by the total number of Stock Election Shares;
                    (B) Subject to Section 3.01(g)(iii), with respect to each Form of Election validly submitted and signed by a record holder of Public Shares and/or holder of Company Options, the number of Stock Election Shares reflected on such Form of Election shall be converted into the right to receive a number of shares of New Holdco Common Stock (plus the Additional Per Share Consideration, if any, which shall be paid in cash) as is equal to the product of (w) the Proration Factor times (y) the total number of Stock Election Shares reflected on such Form of Election (the result of such calculation the “First Allocation Distributable Shares”). The difference between the Stock Election Shares and the First Allocation Distributable Shares relating to each Form of Election submitted shall be the “First Prorated Returned Shares”; and

                         (C) All First Allocation Distributable Shares shall be subject to cutback pursuant to Section 3.01(g)(iii). Subject to Section 3.01(g)(iv) and Section 3.01(g)(vi), all First Prorated Returned Shares shall be converted into the right to receive the Cash Consideration in accordance with the terms of Section 3.01(b).
               (iii) Individual Cutback. In the event that the number of First Allocation Distributable Shares (or Stock Election Shares if no proration is required pursuant to Section 3.01(g)(ii)) reflected on any individual Form of Election represent more than the Individual Cap (the holder relating to such individual Form of Election, a “Capped Holder”), the number of First Allocation Distributable Shares or Stock Election Shares, as applicable, will be cutback to the number of shares representing the Individual Cap (for each Capped Holder, the shares required for such cutback, the “First Individual Cutback Shares”). If there has been a cutback in accordance with this Section 3.01(g)(iii), a number of shares of New Holdco Common Stock equal to the aggregate number of First Individual Cutback Shares (the “Second Allocation Shares”) shall be reallocated pro rata to holders of First Prorated Returned Shares reflected on Forms of Election which do not constitute Capped Holders (a “Second Allocation Participant”) in a second allocation in accordance with Section 3.01(g)(iv) (the “Second Allocation”). The number of “First Allocation Stock Election Shares” relating to a holder’s Form of Election shall equal (1) the Stock Election Shares reflected on such Form of Election, minus (2) the First Prorated Return Shares (if any) determined pursuant to Section 3.01(g)(ii)(B), minus (3) the First Individual Cutback Shares (if any) determined pursuant to Section 3.01(g)(iii).
               (iv) Second Allocation. A Second Allocation proration factor (the “Second Allocation Proration Factor”) shall be determined by dividing the total number of Second Allocation Shares by the total number of First Prorated Return Shares. For the avoidance of doubt, if the total number of Second Allocation Shares is equal to or greater than the number of First Prorated Return Shares then, subject to Section 3.01(g)(v), a number of shares of New Holdco Common Stock equal to the number of First Prorated Return Shares shall be converted into the right to receive the Stock Consideration from New Holdco in accordance with the terms of Section 3.01(b) and Section 3.01(c).
                         (A) Subject to Section 3.01(g)(v), the number of Second Allocation Shares covered by each Second Allocation Participant’s Form of Election to be converted into Stock Consideration, shall be equal to the product of (w) the Second Allocation Proration Factor times (x) the total number of Second Allocation Shares covered by such participant’s Form of Election, provided that if such calculation results in a number higher than the First Prorated Return Shares for any Second Allocation Participant, the excess shares shall be reallocated to the remaining participant(s) pursuant to the above calculation as if they were “Second Allocation Shares” (the result of such calculation the “Second Allocation Distributable Shares”). The total of the First Allocation Stock Election Shares and the Second Allocation Distributable Shares for each Second Allocation Participant shall be the “Second Prorated Stock Election Shares”.
                         (B) All Second Allocation Distributable Shares shall be subject to cutback pursuant to Section 3.01(g)(v).

               (v) Second Cutback. In the event that the number of Second Prorated Stock Election Shares reflected on an individual Form of Election submitted by any Second Allocation Participant represents more than the Individual Cap, the number of Second Prorated Stock Election Shares for such participant’s Form of Election will be cutback to the number of Shares representing the Individual Cap (for each such Form of Election, the shares required for such cutback, the “Second Individual Cutback Shares”). The “Second Allocation Stock Election Shares” for any Second Allocation Participant shall be: (1) the difference between the Second Prorated Stock Election Shares and the Second Individual Cutback Shares if such participant’s Second Allocation is subject to proration and cutback and (2) the number of Second Prorated Stock Election Shares if such participant’s Second Allocation is subject to proration, but not cutback.
               (vi) If, after the Second Allocation, there are still holder(s) who have not been allocated Stock Consideration for all of their Stock Election Shares reflected on an individual Form of Election which is not yet subject to the Individual Cap, a number of shares of New Holdco Common Stock equal to the aggregate number of the Second Individual Cutback Shares shall be reallocated pro rata to such holder(s) in a third allocation pursuant to the procedures set out in Section 3.01(g)(iv) and Section 3.01(g)(v) (subject to this Section 3.01(g)(vi)) (with references to “First” replaced with “second” and references to “second” replaced with “third”) and the allocation process will continue in this manner until (x) the Maximum Stock Election Number is reached or (y) the Stock Election Shares reflected on each Form of Election submitted has reached its Individual Cap.
The number of “Final Stock Election Shares” for each holder shall be: (x) if there is no Second Allocation, the First Allocation Stock Election Shares; (y) if there is a Second Allocation, but no additional allocations pursuant to Section 3.01(g)(vi), the Second Allocation Stock Election Shares, and (z) if there is a Second Allocation and additional allocations pursuant to Section 3.01(g)(vi), the sum of (1) the Second Allocation Stock Election Shares and (2) any additional shares allocated pursuant to Section 3.01(g)(vi).
The number of “Final Return Shares” for each holder shall be the difference between (1) such holder’s Stock Election Shares and (2) such Holder’s Final Stock Election Shares.
               (vii) All Final Stock Election Shares shall be converted into the right to receive the Stock Consideration in accordance with the terms of Section 3.01(b). All Final Return Shares shall be converted into the right to receive the Cash Consideration in accordance with the terms of Section 3.01(b).
               (viii) Any Stock Election subject to proration or cutback pursuant to Section 3.01(g) shall automatically be deemed to be revised such that the number of Stock Election Shares in such Stock Election reflects the Final Stock Election Shares (a “Final Stock Election”).
          (h) Each share of Company Common Stock (including each Net Electing Option Share) to be converted into the right to receive the Merger Consideration as provided in this Section 3.01 shall be automatically cancelled at the Effective Time and shall cease to exist and the holders of Certificates or Book-Entry Shares which immediately prior to the Effective

Time represented such Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of each such Certificate or Book-Entry Share in accordance with Section 3.01(b) of this Agreement, the Merger Consideration.
          (i) Conversion of Mergerco Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.001 per share, of Mergerco (the “Mergerco Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become validly issued, fully paid and nonassessable shares of the Surviving Corporation (with the relative rights and preferences described in an amendment to the Articles of Incorporation adopted as of the Effective Time as provided in Section 2.4, the “Surviving Corporation Common Stock”). As of the Effective Time, all such shares of Mergerco Common Stock cancelled in accordance with this Section 3.01(i), when so cancelled, shall no longer be issued and outstanding and shall automatically cease to exist, and each holder of a certificate representing any such shares of Mergerco Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Surviving Corporation Common Stock as set forth in this Section 3.01.
          (j) No Fractional Shares. Notwithstanding any other provision in this Agreement, no fractional shares of New Holdco Common Stock shall be issued in the Merger to any holder of Public Shares, Company Options or Rollover Shares as Stock Consideration or to any holder of Public Shares, Company Options or Rollover Shares pursuant to any exchange involving Rollover Shares. Each holder of Public Shares, Company Options or Rollover Shares, as applicable, who otherwise would have been entitled to a fraction of a share of New Holdco Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Cash Consideration. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of New Holdco Common Stock.
          (k) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the Original Agreement Date and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration as provided in Section 3.01(b) shall be equitably adjusted to reflect such change (including, without limitation, to provide holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such transaction); provided that in no event shall the Stock Consideration be adjusted in a manner that increases the Maximum Stock Election Number.
          Section 3.02 Exchange of Certificates.
          (a) Designation of Paying Agent; Deposit of Exchange Fund. Prior to the Effective Time, New Holdco and Mergerco shall designate a paying agent and exchange agent (the “Paying Agent”) reasonably acceptable to the Company for the payment of the Merger Consideration as provided in Section 3.01(b) and Section 3.01(g). On the Closing Date, promptly following the Effective Time, the Surviving Corporation and New Holdco shall (i)

deposit, or cause to be deposited with the Paying Agent for the benefit of holders of Cash Consideration Shares, cash amounts in immediately available funds constituting an amount equal to the aggregate amount of the Cash Consideration, (ii) deposit or cause to be deposited with the Paying Agent for the benefit of holders of Stock Consideration Shares certificates representing New Holdco Common Stock in an amount equal to the aggregate amount of Stock Consideration (including the cash portion of the Stock Consideration, if any), (iii) deposit or cause to be deposited with the Paying Agent for the benefit of those entitled thereto cash in an amount sufficient to fund cash payments in lieu of any fractional shares pursuant to Section 3.01(j), and (iv) deposit, or cause to be deposited with the Paying Agent the Total Option Cash Payments (together, the “Aggregate Merger Consideration”) (exclusive of any amounts in respect of Dissenting Shares, the Rollover Shares and Company Common Stock to be cancelled pursuant to Section 3.01(a) (such amount as deposited with the Paying Agent, the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.01(b), Section 3.01(g), Section 3.01(j), and Section 3.03, the Surviving Corporation and New Holdco shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment; provided that in no event shall the Surviving Corporation or New Holdco be required to contribute shares of New Holdco Common Stock to the Exchange Fund in an amount in excess of the Maximum Stock Election Number. The Paying Agent shall cause the Exchange Fund to be (A) held for the benefit of the holders of Company Common Stock and Company Options, and (B) applied promptly to making the payments pursuant to Section 3.02(b), Section 3.01(g), Section 3.01(j), and Section 3.03 hereof. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.
          (b) Letter of Transmittal. As promptly as practicable following the Effective Time and in any event not later than the second business day after the Effective Time, the Surviving Corporation and New Holdco shall cause the Paying Agent to mail (and to make available for collection by hand) (i) to each holder of record of a Certificate or Book-Entry Share not previously submitted to the Paying Agent accompanied by a valid Letter of Transmittal, a Letter of Transmittal and accompanying instructions for use in effecting the surrender of the Certificates or Book-Entry Shares and (ii) to each holder of a Company Option, other than Net Electing Option Shares, a check in an amount due and payable to such holder pursuant to Section 3.03 hereof in respect of such Company Option. If any Letter of Transmittal submitted to the Paying Agent provides that payment of the Merger Consideration is made to a person other than the person in whose name the surrendered Certificate is registered or Company Option is held of record, it shall be a condition of payment that (i) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the applicable portion of the Merger Consideration to a person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by Section 3.01(d) or this Section 3.02, each Certificate, Book-Entry Share or option certificate, as applicable, shall be deemed at any time after the Effective Time to represent only the right to receive the applicable portion of the Aggregate Merger Consideration or Option Cash Payment, as applicable, in cash as contemplated by this Section 3.02 or Section 3.03 without interest thereon.

     (c) Surrender of Shares. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within twenty (20) business days following the later to occur of (i) the Effective Time; or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration (or the cash pursuant to Section 3.02(b)) payable upon the surrender of the Certificates or Book-Entry Shares.
     (d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates, Book-Entry Shares or Company Options for twelve (12) months after the Effective Time shall be delivered to (i) if cash, the Surviving Corporation or (ii) if shares of New Holdco Common Stock, New Holdco, in each case, upon demand, and any such holders prior to the Merger who have not theretofore complied with this Section 3.02(d) shall thereafter look only to the Surviving Corporation, as general creditors thereof for payment of their claim for cash, without interest, to which such holders may be entitled. If any Certificates or Book-Entry Shares shall not have been surrendered prior to one (1) year after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority), any such cash in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, subject to any and all claims or interest of any person previously entitled thereto.
     (e) No Liability. None of the Parents, Mergerco, New Holdco, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
     (f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by the Parents or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve the Surviving Corporation or the Paying Agent from making the payments required by this Section 3.02(f), and following any losses the Surviving Corporation shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Common Stock and Company Options in the amount of such losses; and (ii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by such investments will be payable to the Surviving Corporation or Mergerco, as directed by Mergerco.
          Section 3.03 Stock Options and Other Awards
          (a) Company Options. As of the Effective Time, except as otherwise agreed by the Parents, New Holdco and a holder of Company Options with respect to such holder’s Company Options:
     (i) each Company Option (other than Company Options subject to a valid Irrevocable Option Election), whether vested or unvested, shall, by virtue of the Merger and without any action on the part of any holder of any such Company Option, become fully vested and converted into the right at the Effective Time to receive, as promptly as practicable following the Effective Time, a cash payment (less applicable withholding taxes and without interest) with respect thereto calculated as follows: the product of (a) the excess, if any, of the Cash Consideration over the exercise price per share of such Company Option multiplied by (b) the number of shares of Company Common Stock issuable upon exercise of such Option (the “Option Cash Payment” and the sum of all such payments, the “Total Option Cash Payment”). ; and
     (ii) each Company Option which is subject to a valid Irrevocable Option Election, subject to Section 3.01(c) and Section 3.01(g), shall be converted into Merger Consideration in accordance with Section 3.01(b).
In the event that the exercise price of any Company Option is equal to or greater than the Cash Consideration such Company Option shall be cancelled without payment therefor and have no further force or effect. Except for the Company Options set forth in Section 3.03(a) of the Company Disclosure Schedule, as of the Effective Time, all Company Options shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment. Prior to the Effective Time, the Company shall take any and all actions reasonably necessary to effectuate this Section 3.03(a), including, without limitation, providing holders of Company Options with notice of their rights with respect to any such Company Options as provided herein.
          (b) Other Awards. As of the Effective Time, except as otherwise agreed by the Parents and a holder of Restricted Shares with respect to such holder’s Restricted Shares, each share outstanding immediately prior to the Effective Time subject to vesting or other lapse restrictions pursuant to any Company Option Plan or an applicable restricted stock agreement (each, a “Restricted Share”) which is outstanding immediately prior to the Effective Time shall vest and become free of restriction as of the Effective Time and shall, as of the Effective Time, be cancelled and converted into the right to receive the Cash Consideration or the Stock Consideration, in accordance with Section 3.01(b).
          (c) Amendments to and Termination of Plans. Prior to the Effective Time, the Company shall use its reasonable best efforts to make any amendments to the terms of the

Company Option Plans and to obtain any consents from holders of Company Options and Restricted Shares that, in each case, are necessary to give effect to the transactions contemplated by Section 3.03(a) and Section 3.03(b). Without limiting the foregoing the Company shall use its reasonable best efforts to ensure that the Company will not at the Effective Time be bound by any options, stock appreciation rights, warrants or other rights or agreements which would entitle any person, other than the holders of the capital stock (or equivalents thereof) of the Parents, Mergerco, New Holdco and their respective subsidiaries, to own any capital stock of the Surviving Corporation or New Holdco or to receive any payment in respect thereof. In furtherance of the foregoing, and subject to applicable Law and agreements existing between the Company and the applicable person, the Company shall explicitly condition any new awards or grants to any person under its Company Option Plans, annual bonus plans and other incentive plans upon such person’s consent to the amendments described in this Section 3.03(c) and, to the fullest extent permitted by applicable Law, shall withhold payment of the Cash Consideration to or require payment of the exercise price for all Company Options by any holder of a Company Option as to which the Cash Consideration exceeds the amount of the exercise price per share under such option unless such holder consents to all of the amendments described in this Section 3.03(c). Prior to the Effective Time, the Company shall take all actions necessary to terminate all Company Stock Plans, such termination to be effective at or before the Effective Time.
     (d) Employee Stock Purchase Plan. The Board of Directors of the Company shall terminate all purchases of stock under the Company’s 2000 Employee Stock Purchase Plan (the “Company ESPP”) effective as of the day immediately after the end of the month next following the Original Agreement Date, and no additional offering periods shall commence under the Company ESPP after the Original Agreement Date. The Company shall terminate the Company ESPP in its entirety immediately prior to the Closing Date, and all shares held under such plan, other than Rollover Shares, shall be delivered to the participants and shall, as of the Effective Time, be cancelled and converted into the right to receive the Cash Consideration or the Stock Consideration, in accordance with Section 3.01(b).
     Section 3.04 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.
     Section 3.05 Dissenting Shares. Notwithstanding Section 3.01(b) hereof, to the extent that holders thereof are entitled to appraisal rights under Article 5.12 of the TBCA, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Article 5.12 of the TBCA (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Article 5.12 of the TBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall cease to have any rights with respect thereto, except the right to receive such consideration as shall be determined pursuant to Article 5.12 of the TBCA); provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under the TBCA, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Cash Consideration without any interest thereon and such shares shall not be deemed to be Stock Election Shares or Dissenting Shares. Any payments required to be made with respect to the Dissenting Shares shall be made by the Surviving Corporation (and not the Company, Mergerco, New Holdco or either Parent) and the Aggregate Merger Consideration shall be reduced, on a dollar for dollar basis, as if the holder of such Dissenting Shares had not been a shareholder on the Closing Date. The Company shall give the Parents notice of all demands for appraisal and the Parents shall have the right to participate in all negotiations and proceedings with respect to all holders of Dissenting Shares. The Company shall not, except with the prior written consent of the Parents, voluntarily make any payment with respect to, or settle or offer to settle, any demand for payment from any holder of Dissenting Shares.
     Section 3.06 Transfers; No Further Ownership Rights. After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates are presented to the Surviving Corporation for transfer following the Effective Time, they shall be cancelled against delivery of the Merger Consideration, as provided for in Section 3.01(b) hereof, for each share of Company Common Stock formerly represented by such Certificates.
     Section 3.07 Withholding. Each of the Paying Agent, the Company, Mergerco, New Holdco and the Surviving Corporation shall be entitled to deduct and withhold from payments otherwise payable pursuant to this Agreement any amounts as they are respectively required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.
     Section 3.08 Rollover by Shareholders. At the Effective Time, each Rollover Share issued and outstanding immediately before the Effective Time shall be cancelled and be converted into and become the number of validly issued shares of equity securities of New Holdco calculated in accordance with Section 3.08 of the Second Amended Disclosure Letter (which shall be identical to Section 3.08 of the Mergerco Disclosure Schedule except that the Rollover Shares shall be converted into shares of New Holdco). As of the Effective Time, all such Rollover Shares when so cancelled, shall no longer be issued and outstanding and shall automatically cease to exist, and each holder of a certificate representing any such Rollover Shares shall cease to have any rights with respect thereto, except the right to receive the shares of equity securities of New Holdco as set forth in this Section 3.08.
     Section 3.09 Additional Per Share Consideration.
     (a) No later than ten (10) business days before the Closing Date, if the Closing Date shall occur after the Additional Consideration Date, the Company shall prepare and deliver to the Parents a good faith estimate of Additional Per Share Consideration, together with reasonably detailed supporting information (the “Estimated Additional Per Share Consideration”).
     (b) Before and after the delivery of the Estimated Additional Per Share Consideration statement, the Company shall provide the Parents reasonable access to the records and employees of the Company and its subsidiaries, and the Company shall, and shall cause the employees of the Company and its subsidiaries to, (i) cooperate in all reasonable respects with the Parents in connection with the Parents’ review of the Estimated Additional Per Share Consideration statement and (ii) provide the Parents with access to accounting records, supporting schedules and relevant information relating to the Company’s preparation of the Estimated Additional Per Share Consideration statement and calculation of Estimated Additional Per Share Consideration as the Parents shall reasonably request and that are available to the Company or its affiliates. Within five (5) business days after delivery of the Estimated Additional Per Share Consideration statement to the Parents, the Parents may notify the Company that they disagree with the Estimated Additional Per Share Consideration statement. Such notice shall set forth, to the extent practicable, in reasonable detail the particulars of such disagreement. If the Parents do not provide a notice of disagreement within such five (5) business day period, then the Parents shall be deemed to have accepted the calculations and the amounts set forth in the Estimated Additional Per Share Consideration statement delivered by the Company, which shall then be final, binding and conclusive for all purposes hereunder. If any notice of disagreement is timely provided in accordance with this Section 3.09(b), then the Company and the Parents shall each use commercially reasonable efforts for a period of one (1) business day thereafter (the “Estimated Additional Per Share Consideration Resolution Period”) to resolve any disagreements with respect to the calculations in the Estimated Additional Per Share Consideration statement.
     (c) If, at the end of the Estimated Additional Per Share Consideration Resolution Period, the Company and the Parents are unable to resolve any disagreements as to items in the Estimated Additional Per Share Consideration statement, then KPMG, LLP (New York Office) (or such other independent accounting firm of recognized national standing in the United States as may be mutually selected by the Company and the Parents) shall resolve any remaining disagreements. If neither KPMG, LLP (New York Office) nor any such mutually selected accounting firm is willing and able to serve in such capacity, then the Parents shall deliver to the Company a list of three other accounting firms of recognized national or international standing and the Company shall select one of such three accounting firms (such firm as is ultimately selected pursuant to the aforementioned procedures being the “Accountant”). The Accountant shall be charged with determining as promptly as practicable, whether the Estimated Additional Per Share Consideration as set forth in the Estimated Additional Per Share Consideration statement was prepared in accordance with this Agreement and (only with respect to the disagreements as to the items set forth in the notice of disagreement and submitted to the Accountant) whether and to what extent, if any, the Estimated Additional Per Share Consideration requires adjustment.
     (d) The Accountant shall allocate its costs and expenses between the Parents (on behalf of Mergerco) and the Company based upon the percentage of the contested amount submitted to the Accountant that is ultimately awarded to the Company, on the one hand, or the

Parents, on the other hand, such that the Company bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to the Parents (such portion of such costs and expenses, the “Company Accountant Expense”) and the Parents (on behalf of Mergerco) bear a percentage of such costs and expenses equal to the percentage of the contested amount awarded to the Company. The determination of the Accountant shall be final, binding and conclusive for all purposes hereunder.
          (e) In order to permit the parties to prepare for an orderly Closing, the Company will deliver monthly reports calculating the previous month’s Operating Cash Flow on or before the 20th day of each month starting January 20, 2007 (with respect to performance during December 2006) and will provide the Parents with access to accounting records, supporting schedules and relevant information relating to the Company’s preparation thereof as the Parents shall reasonably request and that are available to the Company or its affiliates.”
     SECTION 2.05. Amendment to Introductory Paragraph of Article IV. The introductory paragraph of Article IV shall be amended by adding a reference to “, New Holdco” after the reference to “Mergerco” in the final line.
     SECTION 2.06. Amendment to Section 4.04(a). Section 4.04(a) shall be amended by adding a reference to “, New Holdco” after the reference to “Mergerco” in the third sentence.
     SECTION 2.07. Amendment to Section 4.04(b). Section 4.04(b) shall be amended by adding a reference to “and Form S-4” after the reference to “Proxy Statement”.
     SECTION 2.08. Amendment to Section 4.12. Section 4.12 shall be deleted and replaced in its entirety with the following:
          “Section 4.12 Information Supplied. None of the information supplied by the Company for inclusion in or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by New Holdco in connection with the issuance of the New Holdco Common Stock as part of the Merger Consideration (such registration statement on Form S-4, as amended or supplemented, the “Form S-4”) will, at the time the Form S-4 is filed with the SEC and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made, not misleading and (ii) the Proxy Statement and any other document filed with the SEC by the Company in connection with the Merger (and any amendment thereof or supplement thereto) (collectively, the Form S-4, the Proxy Statement and such filings, the “SEC Filings”), at the date first mailed to the shareholders of the Company, at the time of the Shareholders’ Meeting, at the time filed with the SEC (or at the time amended or supplemented), as the case may be, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied in writing by the Parents specifically for inclusion in such documents. The SEC Filings made by the Company will comply in all material respects with the provisions of the Exchange Act.”

     SECTION 2.09. Amendment to Section 4.18. Section 4.18 shall be amended by adding a reference to “, New Holdco” after the reference to “Mergerco” in the second sentence.
     SECTION 2.10. Additional Representations and Warranties of the Company. The Company hereby represents and warrants to Mergerco, New Holdco and the Parents as follows:
          (a) Authority Relative to Second Amendment. The Company has all necessary corporate power and authority to execute and deliver this Second Amendment, to perform its obligations hereunder. The execution and delivery of this Second Amendment by the Company have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Second Amendment. This Second Amendment has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Mergerco, New Holdco and the Parents, this Second Amendment constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles).
          (b) Additional Representations. Each of the representations and warranties contained in Section 4.04(b)(ii) and Section 4.04(b)(iii) is true and accurate as if made anew as of the date of this Second Amendment (except that it is acknowledged and agreed that the Board of Directors does not, and will not, make any recommendation to the Company’s stockholders with respect to the Stock Election or the Stock Consideration).
          (c) Opinion of Financial Advisors. The Board of Directors of the Company has received an opinion of Goldman, Sachs & Co. to the effect that, as of the date of such opinion and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Cash Consideration as provided in Section 3.01(b) of the Agreement, after giving effect to this Second Amendment, payable to holders of Public Shares (other than Public Shares held by affiliates of the Company), is fair from a financial point of view to such holders. The Company shall deliver an executed copy of the written opinion received from Goldman, Sachs & Co. to the Parents promptly upon receipt thereof.
     SECTION 2.11. Amendments to introductory paragraph of Article V. The introductory paragraph of Article V shall be deleted and replaced in its entirety with the following:
“Except as disclosed in the separate disclosure schedule which has been delivered by the Parents to the Company prior to the execution of this Agreement (the “Mergerco Disclosure Schedule” or, with respect to New Holdco the “Second Amendment Disclosure Letter”) (provided that any information set forth in one Section of the Mergerco Disclosure Schedule or Second Amendment Disclosure Letter will be deemed to apply to each other Section or subsection of this Agreement to the extent such disclosure is made in a way as to make its relevance to such other Section or subsection readily apparent), the Parents, New Holdco and Mergerco hereby jointly and severally represent and warrant to the Company as follows:”
     SECTION 2.12. Amendment to Section 5.01. The following provisions shall be added to the end of Section 5.01.
“New Holdco is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and it has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its business as it is now being conducted, except where the failure to have such governmental approvals would not have, individually or in the aggregate, a New Holdco Material Adverse Effect. New Holdco is qualified or licensed as a foreign corporation to do business, and, if applicable, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have, individually or in the aggregate, a New Holdco Material Adverse Effect.”
     SECTION 2.13. Amendment to Section 5.02. The current Section 5.02 shall be numbered subsection (a) and the following provisions shall be added as a new subsection (b):
“Included as Section 5.02 of the Second Amendment Disclosure Letter is a complete and correct copy of the certificate of incorporation and the bylaws (or equivalent organizational documents) each as amended to date, of New Holdco (collectively, the “New Holdco Organizational Documents”). The New Holdco Organizational Documents shall be in full force and effect at or prior to the Effective Time. Neither New Holdco, nor to the knowledge of the Parents the other parties thereto, shall be in violation of any provision of the New Holdco Organizational Documents, as applicable, at any time after the New Holdco Organizational Documents become effective, and prior to the Effective Time, except as would not have, individually or in the aggregate, a New Holdco Material Adverse Effect.”
     SECTION 2.14. Amendment of Section 5.04. Section 5.04 shall be amended by adding a reference to “, New Holdco” after each reference to “Parents” other than the third reference, a reference to “or New Holdco” shall be added after the third reference to “Mergerco”.
     SECTION 2.15. Amendment of Section 5.06. Section 5.06 shall be amended by adding a reference to “, New Holdco” after the second reference to “Parents”.
     SECTION 2.16. Amendment of Section 5.07. Section 5.07 of the Agreement is amended and restated in its entirety to read as follows:
          “Section 5.07 Available Funds.
          (a) Section 5.07(a) of Second Amendment Disclosure Letter sets forth true, accurate and complete copies, as of the date of this Second Amendment, of executed commitment letters from the parties listed in Section 5.07(a) of the Second Amendment Disclosure Letter dated as of the date this Second Amendment (as the same may be amended, modified, supplemented, restated, superseded and replaced in accordance with Section 6.13(a), collectively, the “Debt Commitment Letters”), pursuant to which, and subject to the terms and conditions thereof, the lender parties thereto have committed to lend the amounts set forth therein for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”). Section 5.07(a) of the Second Amendment Disclosure Letter sets forth true, accurate and complete copies, as of the date of this Second Amendment, of executed commitment letters (collectively, the “Equity Commitment Letters” and together with the Debt Commitment Letters, the “Financing Commitments”) pursuant to which the investors listed in Section 5.07(a) of the Second Amendment Disclosure Letter (the “Investors”) have committed to invest the cash amounts set forth therein subject to the terms therein (the “Equity Financing” and together with the Debt Financing, the “Financing”).
     (b) As of the date of this Second Amendment, the Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect. As of the date of this Second Amendment, each of the Financing Commitments, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of the Parents, Mergerco and New Holdco, as applicable, and to the Parents’ and Mergerco’s knowledge, the other parties thereto. Except as set forth in the Financing Commitments, there are no (i) conditions precedent to the respective obligations of the Investors to fund the full amount of the Equity Financing; (ii) conditions precedent to the respective obligations of the lenders specified in the Debt Commitment Letter to fund the full amount of the Debt Financing; or (iii) contractual contingencies under any agreements, side letters or arrangements relating to the Financing Commitments to which either Parent, New Holdco, Mergerco or any of their respective affiliates is a party that would permit the lenders specified in the Debt Commitment Letters or the Investors providing the Equity Commitment Letters to reduce the total amount of the Financing (other than retranching, reallocating or replacing the Debt Financing in a manner that does not reduce the aggregate amount of the Debt Financing), or that would materially affect the availability of the Debt Financing or the Equity Financing. As of the date of this Second Amendment, (A) no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Parents, New Holdco or Mergerco under any term or condition of the Financing Commitments, and (B) subject to the accuracy of the representations and warranties of the Company set forth in Article II hereof, and the satisfaction of the conditions set forth in Section 7.01 and Section 7.02 hereof, the Parents, New Holdco and Mergerco have no reason to believe that Mergerco or New Holdco will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing Commitments. Each of the Parents, New Holdco and Mergerco have fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid by it on or before the date of this Second Amendment. Subject to the terms and conditions of this Agreement and as of the date of this Second Amendment, assuming the funding of the Financing in accordance with the terms and conditions of the Financing Commitments, the aggregate proceeds from the Financing constitute all of the financing required to be provided by Mergerco and New Holdco for the consummation of the transactions contemplated hereby, and are sufficient for the satisfaction of all of the Parents’, New Holdco’s and Mergerco’s obligations under this Agreement, including the payment of the Aggregate Merger Consideration and the payment of all associated costs and expenses (including any refinancing of indebtedness of Mergerco or the Company required in connection therewith).
          (c) From and after the date hereof, Mergerco, New Holdco, the Parents, any Investor and their respective affiliates shall not enter into any discussions, negotiations, arrangements, understanding or agreements with respect to the Equity Financing with those persons identified on Section 5.07(c) of the Company Disclosure Schedule.”
     SECTION 2.17. Amendment to Section 5.09. Section 5.09 shall be deleted and replaced in its entirety with the following:
          “Section 5.09 Capitalization of Mergerco and New Holdco. As of the Closing Date and immediately prior to Effective Time and the exchange of Rollover Shares contemplated by Section 3.08, (i) the capital stock of Mergerco (the “Mergerco Shares”) then outstanding will be wholly owned, directly or indirectly, by New Holdco, (ii) the capital stock of each New Holdco subsidiary, other than Mergerco (the “New Holdco Subsidiaries” and the “New Holdco Subsidiaries Shares”) then outstanding will be wholly owned, directly or indirectly, by New Holdco and (iii) the capital stock of New Holdco (the “New Holdco Shares”) then outstanding (which would exclude shares to be issued as Stock Consideration and Rollover Shares) will be held by the persons listed on Section 5.09 of the Second Amendment Disclosure Letter (or persons to whom such persons have assigned some or all of their right to purchase New Holdco Shares in compliance with the provisions of this Agreement) (each such Investor, a “New Equity Investor” and each such New Equity Investor’s equity commitment letter, a “New Equity Commitment Letter”). All New Holdco Shares issued at or in connection with the Closing will have rights, preferences and privileges identical to, and pari passu with, the New Holdco Common Stock issued as Stock Consideration except that shares issued as Stock Consideration will be entitled to one vote per share and shares not issued as Stock Consideration may differ with respect to voting rights per share so long as the aggregate voting rights of all such shares do not exceed the aggregate number of such shares. Each share of New Holdco Common Stock to be issued as part of the Stock Consideration will be duly authorized, validly issued, fully paid and non assessable and not subject to preemptive rights. Other than as set forth on Section 5.09 of the Second Amendment Disclosure Letter, as of the date hereof, no person who holds shares of record or beneficially has an Attributable Interest in Mergerco, New Holdco Subsidiaries or New Holdco. Except for this Agreement and as provided in this Agreement, the Equity Commitment Letters or the New Equity Commitment Letters, if any: (i) there are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the Mergerco Shares or any capital stock equivalent or other nominal interest in Mergerco (the “Mergerco Equity Interests”), or the New Holdco Subsidiaries Shares or any capital stock equivalent or other nominal interest in New Holdco Subsidiaries (the “New Holdco Subsidiaries Equity Interests”) or the New Holdco Shares or any capital stock equivalent or other nominal interest in New Holdco (the “New Holdco Equity Interests”), pursuant to which Mergerco, any New Holdco Subsidiary or New Holdco, as applicable, is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into or exchangeable for, or evidencing the right to subscribe for any Mergerco Equity Interests, New Holdco Subsidiaries Equity Interests or New Holdco Equity Interests, as applicable; and (ii) there are no contracts or commitments to which Mergerco, any

New Holdco Subsidiary or New Holdco is a party relating to the sale or transfer of any equity securities or other securities of Mergerco, New Holdco Subsidiaries or New Holdco. Mergerco, New Holdco Subsidiaries and New Holdco were formed solely for the purpose of engaging in the transactions contemplated hereby, and Mergerco, New Holdco Subsidiaries and New Holdco have not conducted any business prior to the date hereof and have no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement. Assuming for purposes of this representation that a number of shares equal to the Maximum Stock Election Number is issued as Stock Consideration pursuant to Section 3.01(b), immediately after the Effective Time the Maximum Stock Election Number will represent approximately 30% of the issued and outstanding common stock of New Holdco. Immediately after the Effective Time, zero shares of New Holdco preferred stock will be outstanding.”
     SECTION 2.18. Amendment to Section 5.10. The current Section 5.10 shall be amended by adding “or New Holdco’s Expenses” after the reference to “Mergerco’s Expenses”.
     SECTION 2.19. Amendment to Section 5.11. Section 5.11 shall be deleted and replaced in its entirety with the following:
          “SECTION 5.11 Information Supplied. None of the information supplied or to be supplied by the Parents, Mergerco or New Holdco for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Parents, Mergerco or New Holdco for inclusion or incorporation by reference in the Form S-4 will, at the time it is filed with the SEC, and at any time it is amended or supplemented, or at the date it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by Parents with respect to statements made therein based on information supplied in writing by the Company specifically for inclusion in such documents. The SEC Filings made by Parents will comply in all material respects with the provisions of the Exchange Act.”
     SECTION 2.20. Amendment to Section 5.12. Section 5.12 shall be amended by adding a reference to “, New Holdco’s” after the first reference to “Parents’” and a reference to “and New Holdco” after the reference to “the Surviving Corporation”.
     SECTION 2.21. Amendment to Section 5.13. Section 5.13 shall be amended by adding a reference to “, New Holdco” after the first, third and fourth references to “Mergerco” and “or New Holdco” after the second reference to Mergerco.

     SECTION 2.22. Additional Representations and Warranties of Parents, Mergerco and New Holdco. The Parents, Mergerco and New Holdco hereby jointly and severally represent and warrant to the Company as follows:
          (a) Authority Relative to Second Amendment. The Parents, Mergerco and New Holdco have all necessary power and authority to execute and deliver this Second Amendment, to perform their respective obligations hereunder. The execution and delivery of this Second Amendment by the Parents, Mergerco and New Holdco have been duly and validly authorized by all necessary limited liability company action on the part of the Parents and all corporate action of Mergerco and New Holdco, and no other corporate proceedings on the part of the Parents, Mergerco or New Holdco are necessary to authorize the execution and delivery of this Second Amendment. This Second Amendment has been duly and validly executed and delivered by the Parents, Mergerco and New Holdco and, assuming the due authorization, execution and delivery by the Company, this Second Amendment constitutes a legal, valid and binding obligation of the Parents, Mergerco and New Holdco, enforceable against the Parents, Mergerco and New Holdco in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).
     SECTION 2.23. Amendment to Section 6.01 of the Agreement. The introductory paragraph of Section 6.01 is amended by adding a reference to “, New Holdco” after the first reference to “Parents” in the final clause.
     SECTION 2.24. Amendment to Section 6.01(f) of the Agreement. Section 6.01(f)(iv)(z) is amended by deleting the words, “date hereof” and replacing them with the words, “date of the Amendment” and adding a reference to “, Mergerco or New Holdco” after the reference to Parents.
     SECTION 2.25. Amendment to Section 6.03(a).
          (a) The following sentence shall be added as the second sentence to Section 6.03(a):
“As soon as reasonably practicable following the date of this Second Amendment, the Parents and the Company shall prepare and shall cause to be filed with the SEC the Form S-4, including the Proxy Statement.”
          (b) The following sentence shall be added as the penultimate sentence of Section 6.03(a):
“None of the information with respect to the Company or its subsidiaries to be included in the Form S-4 or any amendments or supplements thereto, will at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, at the time the Form S-4 or Proxy Statement or any amendment or supplement thereto is filed with the SEC, at the time of the Shareholders’ Meeting, at the time the Form S-4 (and any amendments or supplements thereto) is filed, or at the time the Form S-4 becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.”
     SECTION 2.26. Amendment to Section 6.03(b).
          (a) Section 6.03(b) is amended by adding a reference to “New Holdco,” after the reference to “Parents” in the first sentence.
          (b) The following clause shall be added as the final sentence of Section 6.03(b):
“None of the information with respect to the Parents, Mergerco, New Holdco or their respective subsidiaries specifically provided in writing by the Parents or any person authorized to act on their behalf for inclusion in the Form S-4 will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, at the time of the Shareholders’ Meeting, at the time the Form S-4 (and any amendments or supplements thereto) is filed, and at the time such Form S-4 becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.”
     SECTION 2.27. Amendment to Section 6.03(c).
          (a) The clause “and the Form S-4” shall be added after the first and second references to “Proxy Statement” and the clause “, Form S-4” shall be added after the third reference to “Proxy Statement” Section 6.03(c).
          (b) The following sentence shall be added as the final sentence to such Section:
“The Company and Parents shall use reasonable best efforts to have the Form S-4 declared effective by the SEC under the Securities Act as promptly as reasonably practicable after the date of the Second Amendment.”
     SECTION 2.28. Amendment to Section 6.03(d). Section 6.03(d) is hereby amended by adding a reference to “or New Holdco” after the first reference to “Mergerco”, a reference to “or New Holdco’s” after the second reference to “Mergerco’s”, a reference to “and the Form S-4” after the third reference to “Proxy Statement” and a reference to “or the Form S-4” after the fourth and fifth references to “Proxy Statement”.
     SECTION 2.29. Amendment to Section 6.03(e). Section 6.03(e) is hereby deleted and replaced in its entirety with the following:
     “(e) As soon as reasonably practicable after the date of this Second Amendment, the Company and New Holdco shall prepare and shall cause to be filed with the SEC a Form S-4 and proxy supplement in accordance with the provisions of Section 6.03(a) relating to the meeting of the Company’s shareholders to be held to consider the adoption and approval of this Agreement and the Merger. The Company and New Holdco shall include the text of this Agreement and the Company shall include the recommendation of the Board of Directors of the Company that the Company’s shareholders approve and adopt this Agreement (it being expressly acknowledged and agreed that the Board of Directors has not, and will not, make any recommendation with respect to the Stock Consideration or the New Holdco Common Stock). The Company and New Holdco shall use their reasonable best efforts to have the Proxy Statement cleared and the Form S-4 declared effective by the SEC as soon as reasonably practicable after it is filed with the SEC. In connection with the Proxy Statement and Form S-4, contemplated by this Section 6.03(e), the Company, Parents and New Holdco shall (i) respond as promptly as reasonably practicable to any comments of the SEC; (ii) promptly notify the other parties upon receipt of any comments of the SEC or its staff or any request for amendments or supplements to the Proxy Statement of Form S-4 or of the issuance of any stop order, of the suspension of the qualification of the New Holdco Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction; (iii) consult with one another prior to responding to any such comments or filing any such amendment or supplement; (iv) provide each other with copies of all correspondence between any of such parties or their Representatives and the SEC; and (v) within five (5) days after the Proxy Statement and Form S-4 prepared in accordance with Section 6.03(b) and this Section 6.03(e) has been cleared by the SEC and the Form S-4 declared effective, the Company shall mail the Proxy Statement to the holders of Company Common Stock as of the record date established for the Shareholders’ Meeting. Prior to the effective date of the Form S-4, New Holdco and the Company shall use commercially reasonable efforts to comply with all applicable requirements of Law in connection with the registration and qualification of the Stock Consideration to be issued in connection with the Merger.”
     SECTION 2.30. Amendments to Section 6.04 of the Agreement. Subject to any actions taken by the SEC, as contemplated by Section 2.05 above, the Shareholders’ Meeting referred to in Section 6.04 of the Agreement shall be postponed, convened and held as set forth in Section 6.03(e) above.
     SECTION 2.31. Amendment to Section 6.05(b) of the Agreement. Section 6.05(b) of the Agreement is amended by adding a reference to “New Holdco’s,” before each reference to “Mergerco’s” in clause (ii).
     SECTION 2.32. Amendment to Section 6.07(d) of the Agreement. Section 6.07(d) of the Agreement is amended by adding a reference to “, New Holdco” after each reference to “Parents” in clause (i).
     SECTION 2.33. Amendment to Section 6.07(h) of the Agreement. Section 6.07(h) of the Agreement is amended by adding a reference to “, New Holdco” after the reference to “Parents” in the first sentence.

     SECTION 2.34. Amendment to Section 6.09 of the Agreement. Section 6.09 of the Agreement is amended by adding a reference to “, New Holdco” after the reference to “Surviving Corporation” in clause (i) of the first sentence.
     SECTION 2.35. Amendment to Section 6.12(a) of the Agreement. Section 6.12(a) of the Agreement is deleted and hereby replaced in its entirety with the following:
“(a) shall not amend or otherwise change any of the Mergerco Organizational Documents or the New Holdco Organizational Documents if such amendment or change (i) would be likely to prevent or materially delay the consummation of the transactions contemplated hereby or (ii) would change the rights, preferences or privileges of any share of New Holdco Common Stock in any material respect that would render the representations and warranties contained in Section 5.09 of this Agreement to be untrue or inaccurate at the Effective Time”.
     SECTION 2.36. Amendment to Section 6.13 of the Agreement. Section 6.13 of the Agreement is deleted and hereby replaced in its entirety with the following:
ARTICLE 1 “SECTION 6.13 FINANCING.
          (a) Mergerco and the Parents shall use their reasonable best efforts to (i) arrange and obtain the Financing on the terms and conditions described in the Financing Commitments, which agreements shall be in effect as promptly as practicable after the date hereof, but in no event later than the Closing, (ii) negotiate and finalize definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments, (iii) satisfy on a timely basis all conditions applicable to the Parents or Mergerco in such definitive agreements that are within their control, (iv) consummate the Financing no later than the Closing, and (v) enforce their rights under the Financing Commitments. In the event that any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Financing Commitments, (A) the Parents shall promptly notify the Company, and (B) Mergerco and the Parents shall use their reasonable best efforts to obtain alternative financing from alternative sources, on terms, taken as whole, that are no more adverse to the Company, as promptly as practicable following the occurrence of such event but in no event later than the last day of the Marketing Period, including entering into definitive agreements with respect thereto (such definitive agreements entered into pursuant to this Section 6.13(a) being referred to as the “Financing Agreements”). For the avoidance of doubt, in the event that (x) all or any portion of any offering or issuance of any high yield debt securities contemplated by the Financing Commitments or any alternative debt securities therefor (collectively, the “High Yield Financing”), has not been consummated; and (y) all conditions set forth in Article VII hereof have been satisfied or waived (other than conditions set forth in Section 7.02(c) and Section 7.03(d)) and (z) the bridge facilities contemplated by the Financing Commitments are available on terms and conditions described in the Financing Commitments, then Mergerco shall agree to use the bridge facility contemplated by the Debt Commitment Letters, if necessary, to replace such High Yield Financing no later than the last date of the Marketing Period. In furtherance of the provisions of this Section 6.13(a), one or more Debt Commitment Letters may be amended, restated, supplemented or otherwise modified, superseded or replaced to add one or more lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Commitment Letters as of the date hereof, to increase the amount of indebtedness or otherwise replace one or more facilities with one or more new facilities or financings or modify one or more facilities to replace or otherwise modify the Debt Commitment Letters, or otherwise in a manner not less beneficial in the aggregate to Mergerco, New Holdco and the Parents (as determined in the reasonable judgment of the Parents) (the “New Debt Financing Commitments”), provided that the New Debt Financing Commitments shall not (i) adversely amend the conditions to the Debt Financing set forth in the Debt Commitment Letters, in any material respect, (ii) reasonably be expected to delay or prevent the Closing; or (iii) reduce the aggregate amount of available Debt Financing (unless, in the case of this clause (iii), replaced with an amount of new equity financing on terms no less favorable in any material respect to Mergerco and New Holdco than the terms set forth in the Equity Commitment Letters or one or more new debt facilities pursuant to the new debt facilities pursuant to the New Debt Financing Commitments.) Upon and from and after each such event, the term “Debt Financing” as used herein shall be deemed to mean the Debt Financing contemplated by the Debt Commitment Letters that are not so superseded or replaced at the time in question and the New Debt Financing Commitments to the extent then in effect. For purposes of this Agreement, “Marketing Period” shall mean the first period of twenty-five (25) consecutive business days throughout which (A) Mergerco and the Parents shall have the Required Financial Information that the Company is required to provide Mergerco and the Parents pursuant to Section 6.13(b), and (B) the conditions set forth in Section 7.01 or Section 7.02 (other than Section 7.02(c)) shall be satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.02 (other than Section 7.02(c)) to fail to be satisfied assuming the Closing were to be scheduled for any time during such twenty-five (25) consecutive business day period; provided, however, that if the Marketing Period has not ended on or prior to August 17, 2007, the Marketing Period shall commence no earlier than September 4, 2007 or if the Marketing Period has not ended on or prior to December 14, 2007, the Marketing Period shall commence no earlier than January 7, 2008. The Parents shall (x) furnish complete and correct and executed copies of the Financing Agreements promptly upon their execution, (y) give the Company prompt notice of any material breach by any party of any of the Financing Commitments, any New Debt Financing Commitment or the Financing Arrangements of which the Parents become aware or any termination thereof, and (z) otherwise keep the Company reasonably informed of the status of the Parents’ efforts to arrange the Financing (or any replacement thereof).
     (b) The Company shall, and shall cause its subsidiaries, and their respective officers, employees, consultants and advisors, including legal and accounting of the Company and its subsidiaries at the Parents’ sole expense, to cooperate in connection with the arrangement of the Debt Financing (which shall include for the avoidance of doubt and purposes hereof, the High Yield Financings) as may be reasonably requested in advance written notice to the Company provided by Mergerco or the Parents (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries or otherwise impair, in any material respect, the ability of any officer or executive of the Company or Outdoor Holdings to carry out their duties to the Company and to Outdoor Holdings, respectively). Such cooperation by the Company shall include, at the reasonable request of Mergerco or the Parents, (i) agreeing to enter into such agreements, and to execute and deliver such officer’s certificates (which in the good faith determination of the person executing the same shall be accurate), including certificates of the chief financial officer of the Company or any subsidiary with respect to solvency matters and as are customary in financings of such type, and agreeing to pledge, grant security interests in, and otherwise grant liens on, the Company’s assets pursuant to such agreements, provided that no obligation of the Company under any such agreement, pledge or grant shall be effective until the Effective Time; (ii) (x) preparing business projections, financial statements, pro forma statements and other financial data and pertinent information of the type required by Regulation S-X and Regulation S-K under the Securities Act and of the type and form customarily included in private placements resold under Rule 144A of the Securities Act to consummate any High Yield Financing, all as may be reasonably requested by Mergerco or the Parents and (y) delivery of audited consolidated financial statements of the Company and its consolidated subsidiaries for the fiscal year ended December 31, 2007 (together with the materials in clause (x), the “Required Financial Information”), which Required Financial Information shall be Compliant; (iii) making the Company’s Representatives available to assist in the Financing, including participation in a reasonable number of meetings, presentations (including management presentations), road shows, drafting sessions, due diligence sessions and sessions with rating agencies, including one or more meetings with prospective lenders, and assistance with the preparation of materials for rating agency presentations, offering documents and similar documents required in connection with the Financing; (iv) reasonably cooperating with the marketing efforts of the Financing; (v) ensuring that any syndication efforts benefit from the existing lending and investment banking relationships of the Company and its subsidiaries (vi) using reasonable best efforts to obtain customary accountants’ comfort letters, consents, legal opinions, survey and title insurance as requested by Mergerco or the Parents along with such assistance and cooperation from such independent accountants and other professional advisors as reasonably requested by Mergerco or the Parents; (vii) taking all actions reasonably necessary to permit the prospective lenders involved in the Financing to (A) evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing; provided that no right of any lender, nor obligation of the Company or any of its subsidiaries, thereunder shall be effective until the Effective Time; and (viii) otherwise reasonably cooperating in connection with the consummation of the Financing and the syndication and marketing thereof, including obtaining any rating agencies’ confirmations or approvals for the Financing. The Company hereby consents to the use of its and its subsidiaries’ logos in connection with the Financing. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the Financing (or any replacements thereof) prior to the Effective Time. The Parents shall, promptly upon request by the Company following the valid termination of this Agreement (other than in accordance with Section 8.01(i), reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its subsidiaries in connection with such cooperation. The Parents shall indemnify and hold harmless the Company and its subsidiaries for and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than information provided by the Company or its subsidiaries). As used in this Section 6.13(b), “Compliant” means, with respect to any Required Financial Information, that such Required Financial Information does not contain any untrue statement of a material fact or omit to state any material fact regarding the Company and it subsidiaries necessary in order to make such

Required Financial Information not misleading and is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X and a registration statement on Form S-1 (or any applicable successor form) under the Securities Act, in each case assuming such Required Financial Information is intended to be the information to be used in connection with the Debt Financing (including the High Yield Financing) contemplated by the Debt Commitment Letters.”
     SECTION 2.37. Addition of Section 6.18. The following shall be added as Section 6.18 of the Agreement:
          “Section 6.18 Tax Free Qualification for Stock Election. Parents and Company shall not, and shall not permit any of their Subsidiaries to, take or cause to be taken any action, other than any actions expressly contemplated by this Agreement or the Equity Commitment Letters, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent the exchange of shares of Company Common Stock for New Holdco Common Stock pursuant to the Merger and a Stock Election (other than Net Electing Option Shares), taken together with the exchange of the Rollover Shares and the Equity Financing, from qualifying as an exchange described in Section 351 of the Code.”
     SECTION 2.38. Addition of Section 6.19. The following shall be added as Section 6.19 of the Agreement:
          “Section 6.19 Fees. The transaction fees payable to Parents or their Affiliates at or prior to the Closing will not exceed $87.5 million. Following the Closing, unless otherwise unanimously approved by the Independent Directors, the Company will not pay management, transaction, monitoring or any other fees to the Parents or their Affiliates except pursuant to an arrangement or structure whereby public shareholders of New Holdco are made whole for the portion of such fees paid by the Company that would otherwise be proportionate to their share holdings.”
     SECTION 2.39. Addition of Section 6.20. The following shall be added as Section 6.20 of the Agreement:
          “Section 6.20 Board of Directors. Immediately following the Closing, the board of directors of the Company will include at least two (2) Independent Directors.
     SECTION 2.40. Addition of Section 6.21. The following shall be added as Section 6.21 of the Agreement:
          “Section 6.21 Registration. New Holdco agrees that it will use reasonable efforts to maintain the registration of the New Holdco Common Stock under Section 12 of the Exchange Act for two years after the Effective Time except for any deregistration in connection with any sale, recapitalization or similar extraordinary corporate transaction.
     SECTION 2.41. Amendment to Section 7.02 of the Agreement. The introductory sentence of Section 7.02 of the Agreement is amended by adding a reference to “, New Holdco” after the reference to “Parents”.

     SECTION 2.42. Amendment to Section 7.03(a) of the Agreement. Section 7.03(a) of the Agreement is amended by adding a reference to “, New Holdco” after the reference to “Parents” in the first sentence.
     SECTION 2.43. Amendment to Section 7.03(b) of the Agreement. Section 7.03(b) of the Agreement is amended by adding a reference to “, New Holdco” after the reference to “Parents”.
     SECTION 2.44. Amendment to Section 8.01(e) of the Agreement. Section 8.01(e) of the Agreement is amended by adding a reference to “, New Holdco” after each reference to “Mergerco”.
     SECTION 2.45. Amendment to Section 8.01(f) of the Agreement. Section 8.01(f) of the Agreement is amended by adding a reference to “, New Holdco” after the reference to “Mergerco” in clause (ii).
     SECTION 2.46. Amendment to Section 8.01(g) of the Agreement. The clause “by the Parents if they and Mergerco” in Section 8.01(g) of the Agreement is hereby deleted and replaced with the following: “by the Parents if they, New Holdco and Mergerco”.
     SECTION 2.47. Amendment to Section 8.01(i). Section 8.01(i) shall be amended by adding a reference to “and Form S-4” after the reference to “Proxy Statement”.
     SECTION 2.48. Amendment to Section 8.02(a) of the Agreement. Section 8.02(a) is hereby amended by adding a reference to “, New Holdco” after each reference to “Mergerco” in the final paragraph of Section 8.02(a).
     SECTION 2.49. Amendment to Section 8.02(b)(i) of the Agreement. Section 8.02(b)(i) is hereby amended by adding a reference to “, New Holdco” after the first and fifth reference to “Mergerco” and a reference to “, New Holdco’s” after the second and fourth reference to “Mergerco”.
     SECTION 2.50. Amendment to Section 8.02(b)(ii) of the Agreement. Section 8.02(b)(ii) is hereby amended by adding a reference to “, New Holdco” after the first reference to “Mergerco”.
     SECTION 2.51. Amendment to Section 8.02(b) of the Agreement. The final paragraph of Section 8.02(b) is hereby amended by adding a reference to “, New Holdco” after each reference to “Mergerco” other than references to “Mergerco” in the defined term “Mergerco Termination Fee”.
     SECTION 2.52. Amendment to Section 8.02(d) of the Agreement. Section 8.02(d) is hereby amended by adding a reference to “, New Holdco” after the first, second, fifth, seventh and eighth reference to “Mergerco”.
     SECTION 2.53. Amendment to Section 8.04 of the Agreement. Section 8.04 is hereby amended by adding a reference to “, New Holdco” after the reference to “Mergerco” in the third sentence.

     SECTION 2.54. Amendment to Section 9.02 of the Agreement. Section 9.02 is hereby amended by replacing “if to the Parents or Mergerco:” with the following: “if to the Parents, Mergerco or New Holdco”.
     SECTION 2.55. Amendment to Section 9.05 of the Agreement. Section 9.05 is hereby deleted and replaced in its entirety with the following:
          “Section 9.05 Assignment. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto; provided, that (i) Mergerco may assign any of its rights and obligations to any direct or indirect wholly owned subsidiary of New Holdco, but no such assignment shall relieve Mergerco of its obligations hereunder and (ii) New Holdco may assign any of its rights and obligations to any direct or indirect wholly owned subsidiary of New Holdco, but no such assignment shall relieve New Holdco of its obligations hereunder. Further, the Company acknowledges and agrees that Mergerco may (i) elect to transfer its equity interests to any of its respective affiliates or direct or indirect wholly owned subsidiaries; provided that each of such direct or indirect subsidiaries will be wholly owned by New Holdco or subsidiaries of New Holdco, (ii) reincorporate in Texas or (iii) merge with or convert into a Texas corporation created solely for the purpose of the Merger, and any such transfer, reincorporation, merger or conversion shall not result in a breach of any representation, warranty or covenant of Mergerco, New Holdco and/or the Parents herein. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.”
     SECTION 2.56. Amendment to Section 9.08(a)(i) of the Agreement. Section 9.08(a)(i) is hereby amended by replacing the clause “the maximum aggregate liability of Mergerco” with the following: “the maximum aggregate liability of Mergerco and New Holdco”. Amendment to Section 9.08(a)(iv) of the Agreement. Section 9.08(a)(iv) is hereby amended by adding a reference to “, New Holdco” after “Mergerco” in clause (iv).
     SECTION 2.57. Amendment to Section 9.08(b), (c) and (d) of the Agreement. Section 9.08(b), Section 9.08(c) and Section 9.08(d) are hereby amended by adding a reference to “, New Holdco” after each reference to “Mergerco”.
     SECTION 2.58. Amendment to Appendix A.
          (a) The definition of “Additional Per Share Consideration” is amended by deleting “$39.00” and replacing such amount with “$39.20.”
          (b) The following definition of “Affiliated Holder” is added to Appendix A immediately following the definition of “affiliate”:
“Affiliated Holder” shall mean each Person listed on Schedule 1 hereto, each of such Person’s heirs and successors, and any person to whom such Person assigns shares where such transferee agrees to bound by the letter agreement entered into by such holder pursuant to Section 3.01(b)(ii) hereof.

          (c) The following definition of “Alien Entity” shall be added to Appendix A immediately following the definition of “Agreement”:
“Alien Entity” shall have the meaning set forth in the definition of Non-U.S. Person.
          (d) The following definition of “Book Entry Share” shall replace the definition of Book Entry Share in Appendix A:
“Book Entry Share” means a book-entry share which immediately prior to the Effective Time represented a share of Company Common Stock.
          (e) The following definition of “Capped Holder” is added to Appendix A immediately following the definition of “business day”:
“Capped Holder” shall have the meaning set forth in Section 3.01(g)(iii).
          (f) The following definition of “Cash Consideration” is added to Appendix A immediately following the definition of “Capped Holder”:
“Cash Consideration” shall have the meaning set forth in Section 3.01(b)(i).
          (g) The following definition of “Cash Consideration Share” is added to Appendix A immediately following the definition of “Cash Consideration”:
“Cash Consideration Share” shall mean each share of Company Common Stock for which Parents pay Cash Consideration pursuant to Section 3.01(b) and Section 3.01(g).
          (h) The following definition of “Cash Election” is added to Appendix A immediately following the definition of “Cash Consideration Share”:
“Cash Election” shall have the meaning set forth in Section 3.01(c)(i).
          (i) The following definition of “Certificate” shall replace the definition of Certificate in Appendix A:
“Certificate” means a certificate which immediately prior to the Effective Time represented a share of Company Common Stock.
          (j) The definition of “Competing Proposal” is amended by adding a reference to “, New Holdco” after the reference to Parents.
          (k) The definition of “Contacted Parties Proposal” is amended by adding a reference to “, New Holdco” after the reference to Parents.
          (l) The following definition of “Election Deadline” is added to Appendix A immediately following the definition of “Effective Time”:

“Election Deadline” shall have the meaning set forth in Section 3.01(d)
          (m) The following definition of “Election Form Record Date” is added to Appendix A immediately following the definition of “Election Deadline”:
“Election Form Record Date” shall have the meaning set forth in Section 3.01(d).
          (n) The following definition of “Elections” is added to Appendix A immediately following the definition of “Election Form Record Date”:
“Elections” shall have the meaning set forth in Section 3.01(c)(i).
          (o) The definition of “Expenses” in Appendix A shall be amended by adding a reference to “and Form S-4” after the reference to “Proxy Statement”.
          (p) The following definition of “Final Return Shares” is added to Appendix A immediately following the definition of “Financing Commitments”:
“Final Return Shares” shall have the meaning set forth in Section 3.01(g)(vi).
          (q) The following definition of “Final Stock Election” is added to Appendix A immediately following the definition of “Final Return Shares”:
“Final Stock Election” shall have the meaning set forth in Section 3.01(g)(viii).
          (r) The following definition of “Final Stock Election Notice” is added to Appendix A immediately following the definition of “Final Stock Election”:
“Final Stock Election Notice” shall have the meaning set forth in Section 3.01(d).
          (s) The following definition of “Final Stock Election Shares” is added to Appendix A immediately following the definition of “Final Stock Election Notice”:
“Final Stock Election Shares” shall have the meaning set forth in Section 3.01(g)(vi).
          (t) The following definition of “First Allocation Distributable Shares” is added to Appendix A immediately following the definition of “Final Stock Election Shares”:
“First Allocation Distributable Shares” shall have the meaning set forth in Section 3.01(g)(ii).
          (u) The following definition of “First Allocation Stock Election Shares” is added to Appendix A immediately following the definition of “First Allocation Distributable Shares”:

“First Allocation Stock Election Shares” shall have the meaning set forth in Section 3.01(g)(iii).
          (v) The following definition of “First Individual Cutback Shares” is added to Appendix A immediately following the definition of “First Allocation Stock Election Shares”:
“First Individual Cutback Shares” shall have the meaning set forth in Section 3.01(g)(iii).
          (w) The following definition of “First Prorated Returned Shares” is added to Appendix A immediately following the definition of “First Individual Cutback Shares”:
“First Allocation Returned Shares” shall have the meaning set forth in Section 3.01(g)(ii).
          (x) The following definition of “Form of Election” is added to Appendix A immediately following the definition of “Foreign Antitrust Laws”:
“Form of Election” shall have the meaning set forth in Section 3.01(c)(i).
          (y) The following definition of “Form S-4” is added to Appendix A immediately following the definition of “Form of Election”:
“Form S-4” shall have the meaning set forth in Section 4.12.
          (z) The following definition of “Gross Electing Option Shares” is added to Appendix A immediately following the definition of “Governmental Authority”:
“Gross Electing Option Shares” shall have the meaning set forth in Section 3.01(c)(ii).
          (aa) The following definition of “Independent Directors” is added to Appendix A immediately following the definition of “Indenture”:
“Independent Directors” shall mean members of the board of directors of the Company who are not representatives of the Parents or their Affiliates or employees (including former employees) of the Company.
          (bb) The following definition of “Individual Cap” is added to Appendix A immediately following the definition of “Independent Director”:
“Individual Cap” shall have the meaning set forth in Section 3.01(g).
          (cc) The following definition of “Irrevocable Option Election” is added to Appendix A immediately following the definition of “Individual Cap”:
“Irrevocable Option Election” shall have the meaning set forth in Section 3.01(c)(ii).

          (dd) The following definition of “Letter of Transmittal” is added to Appendix A immediately following the definition of “Law”:
“Letter of Transmittal” means a letter prepared by the Paying Agent, with reasonable approval of New Holdco and the Company, which shall, among other things, (x) specify that delivery of Certificates and Book Entry Shares be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 3.04 hereof) or Book-Entry Shares to the Paying Agent and which shall be in the form and have such other provisions as New Holdco and the Company may reasonably specify and (y) include instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate or Book-Entry Shares shall be converted pursuant to this Agreement (which instructions shall provide that at the election of the surrendering holder, Certificates or Book-Entry Shares may be surrendered, and the Merger Consideration in exchange therefor collected, by hand delivery).
          (ee) The following definition of “Maximum Stock Election Number” is added to Appendix A immediately following the definition of “LMA”:
“Maximum Stock Election Number” shall have the meaning set forth in Section 3.01(g).
          (ff) The following definition of “Merger Consideration” shall replace the definition of “Merger Consideration” in Appendix A:
“Merger Consideration” shall have the meaning set forth in Section 3.01(b)(i).
          (gg) The following definition of “Net Electing Option Shares” is added to Appendix A immediately following the definition of “Multiemployer Plan”:
“Net Electing Option Shares” shall have the meaning set forth in Section 3.01(c)(ii).
          (hh) The following definition of “New Holdco Common Stock” is added to Appendix A immediately following the definition of “New Debt Financing Commitments”:
“New Holdco Common Stock” shall mean the Class A Common Stock, par value $0.001 per share, of New Holdco.
          (ii) The following definition of “New Holdco Equity Interests” is added to Appendix A immediately following the definition of “New Debt Financing Commitments”:
“New Holdco Equity Interests” shall have the meaning set forth in Section 5.09.

          (jj) The following definition of “New Holdco Material Adverse Effect” shall replace the definition of “Mergerco Material Adverse Effect” in Appendix A and all references to “Mergerco Material Adverse Effect” shall be replaced with reference to “New Holdco Material Adverse Effect”:
“New Holdco Material Adverse Effect” shall mean any event, state of facts, circumstance, development, change, effect or occurrence that is materially adverse to the business, financial condition or results of operations of New Holdco and New Holdco’s subsidiaries taken as a whole or may reasonably be expected to prevent or materially delay or materially impair the ability of New Holdco or any of its subsidiaries to consummate the Merger and the other transactions contemplated by this Agreement.
          (kk) The following definition of “New Holdco Organizational Documents” is added to Appendix A immediately following the definition of “New Holdco Common Stock”:
“New Holdco Organizational Documents” shall have the meaning set forth in Section 5.02(b).
          (ll) The following definition of “New Holdco Shares” is added to Appendix A immediately following the definition of “New Holdco Organizational Documents”:
“New Holdco Shares” shall have the meaning set forth in Section 5.09.
          (mm) The following definition of “New Holdco Subsidiaries” is added to Appendix A immediately following the definition of “New Holdco Shares”:
“New Holdco Subsidiaries” shall have the meaning set forth in Section 5.09.
          (nn) The following definition of “New Holdco Subsidiaries Equity Interests” is added to Appendix A immediately following the definition of “New Holdco Shares”:
“New Holdco Subsidiaries Equity Interests” shall have the meaning set forth in Section 5.09.
          (oo) The following definition of “New Holdco Subsidiaries Shares” is added to Appendix A immediately following the definition of “New Holdco Subsidiaries Equity Interests”:
“New Holdco Subsidiaries Shares” shall have the meaning set forth in Section 5.09.
          (pp) The following definition of “Non-U.S. Person” is added to Appendix A immediately following the definition of “No-Shop Period Start Date” in Appendix A:
“Non-U.S. Person” means any Person who:

     (i) is a natural person who either is not a citizen of the United States or is acting at the direction and behest of a foreign government, foreign entity or foreign individual as its agent for purposes of this transaction; or
     (ii) is not a natural person and is:
(a) a partnership, limited liability company, corporation, joint-stock company or association controlled by persons not citizens of the United States or entities organized under the laws of a foreign country;
(b) a foreign government;
(c) a partnership, limited liability company, corporation, joint-stock company or association controlled directly or indirectly by one or more of the above,
(Any person or entity described in paragraphs 1 or 2 (a)-(c) above is referred to hereafter as an “Alien Entity.”)
(d) has direct or indirect ownership by Alien Entities that, in the aggregate, exceeds 25%, or
(e) has voting or other control rights exercised directly or indirectly by Alien Entities that, in the aggregate, exceed 25%.
          (qq) The following definition of “Option Cash Payment” shall replace the definition of “Option Cash Payment” in Appendix A:
“Option Cash Payment” shall have the meaning set forth in Section 3.03(a).
          (rr) The following definition of “Proration Factor” is added to Appendix A immediately following the definition of “person”:
“Proration Factor” shall have the meaning set forth in Section 3.01(g)(ii).
          (ss) The following definition of “Public Share” is added to Appendix A immediately following the definition of “Proxy Statement”:
“Public Share” shall mean each share of Company Common Stock outstanding immediately prior to the Effective Time other than a Dissenting Share, Rollover Share or share that is cancelled pursuant to Section 3.01(a).
          (tt) The following definition of “Second Allocation” is added to Appendix A immediately following the definition of “SEC Filings”:
“Second Allocation” shall have the meaning set forth in Section 3.01(g)(iii).

          (uu) The following definition of “Second Allocation Distributable Shares” is added to Appendix A immediately following the definition of “Second Allocation”:
“Second Allocation Distributable Shares” shall have the meaning set forth in Section 3.01(g)(iv).
          (vv) The following definition of “Second Allocation Participant” is added to Appendix A immediately following the definition of “Second Allocation Distributable Shares”:
“Second Allocation Participant” shall have the meaning set forth in Section 3.01(g)(iii).
          (ww) The following definition of “Second Allocation Shares” is added to Appendix A immediately following the definition of “Second Allocation Participant”:
“Second Allocation Shares” shall have the meaning set forth in Section 3.01(g)(iii).
          (xx) The following definition of “Second Allocation Stock Election Shares” is added to Appendix A immediately following the definition of “Second Allocation Shares”:
“Second Allocation Stock Election Shares” shall have the meaning set forth in Section 3.01(g)(v).
          (yy) The following definition of “Second Amendment Disclosure Letter” is added to Appendix A immediately following the definition of “Second Allocation Stock Election Shares”:
“Second Amendment Disclosure Letter” shall have the meaning set forth in the introductory paragraph of Article V.
          (zz) The following definition of “Second Individual Cutback Shares” is added to Appendix A immediately following the definition of “Second Amendment Disclosure Letter”:
“Second Individual Cutback Shares” shall have the meaning set forth in Section 3.01(g)(v).
          (aaa) The following definition of “Second Prorated Stock Election Shares” is added to Appendix A immediately following the definition of “Second Individual Cutback Shares”:
“Second Prorated Stock Election Shares” shall have the meaning set forth in Section 3.01(g)(iv).
          (bbb) The following definition of “Shares” is added to Appendix A immediately following the definition of “Senior Executive”:

          (ccc) The following definition of “Shares Representative” is added to Appendix A immediately following the definition of “Shares”:
“Shares Representative” shall have the meaning set forth in Section 3.01(c)(i).
          (ddd) The following definition of “Stock Consideration” is added to Appendix A immediately following the definition of “Short-Dated Notes”:
“Stock Consideration” shall have the meaning set forth in Section 3.01(b)(i).
          (eee) The following definition of “Stock Election” is added to Appendix A immediately following the definition of “Stock Consideration”:
“Stock Election” shall have the meaning set forth in Section 3.01(c)(i).
          (fff) The following definition of “Stock Election Share” is added to Appendix A immediately following the definition of “Stock Election”:
“Stock Election Share” shall have the meaning set forth in Section 3.01(c)(i).
          (ggg) The following definition of “Total Option Cash Payment” shall replace the definition of “Total Option Cash Payment” in Appendix A:
“Total Option Cash Payment” shall have the meaning set forth in Section 3.03(a).
          (hhh) The following definition of “U.S. Person” is added to Appendix A immediately following the definition of “Total Option Cash Payment”:
“U.S. Person” means any Person that is not an Non-U.S. Person.
ARTICLE III.
MISCELLANEOUS
     SECTION 3.01. No Further Amendment. Except as expressly amended hereby, the Agreement is in all respects ratified and confirmed and all of the terms and conditions and provisions thereof shall remain in full force and effect. This Second Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein.
     SECTION 3.02. Effect of Amendment. This Second Amendment shall form a part of the Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Second Amendment by the parties hereto, any reference to “this Agreement”, “hereof”, “herein”, “hereunder” and words or expressions of similar import shall be deemed a reference to the Agreement as amended hereby.
     SECTION 3.03. Governing Law. This Second Amendment, and all claims or cause of action (whether in contract or tort) that may be based upon, arise out of or relate to this

Second Amendment shall be governed by the internal laws of the State of New York, without giving effect to any choice or conflict of laws provision or rule.
     SECTION 3.04. Counterparts. This Second Amendment may be executed and delivered (including by facsimile transmission) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and same agreement.
[Remainder of This Page Intentionally Left Blank]

     IN WITNESS WHEREOF, Mergerco, New Holdco the Parents, and the Company have caused this Second Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

MERGERCO:

BT TRIPLE CROWN MERGER CO., INC.

By:	/s/ Scott M. Sperling

Name:	Scott M. Sperling
Title:	Co-President

NEW HOLDCO:

BT TRIPLE CROWN CAPITAL HOLDINGS, III, INC.

By:	/s/ Scott M. Sperling

Name:	Scott M. Sperling
Title:	Co-President

PARENTS:

B TRIPLE CROWN FINCO, LLC

By:	/s/ John Connaughton

Name:	John Connaughton
Title:	Managing Director

T TRIPLE CROWN FINCO, LLC

By:	/s/ Scott M. Sperling

Name:	Scott M. Sperling
Title:	Co-President

COMPANY:

CLEAR CHANNEL COMMUNICATIONS, INC.

By:	/s/ Mark P. Mays

Name:	Mark P. Mays
Title:	Chief Executive Officer